Exhibit 99.1

Company Contact:
Mark R. Lanning
Vice President-Finance and CFO
Frisch’s Restaurants, Inc.
2800 Gilbert Avenue
Cincinnati, OH 45206
(513) 559-5200
www.frischs.com
investor.relations@frischs.com

Frisch’s Reports Second Quarter Fiscal 2013 Results

CINCINNATI, Ohio — January 16, 2013 — Frisch’s Restaurants, Inc. (NYSE MKT: FRS) reported a modest decline in revenue from continuing operations during its 12-week fiscal 2013 second quarter ended December 11, 2012 as consolidated revenue from continuing operations declined 2.8 percent to $48,522,512 from $49,937,574 in last year’s second quarter. Net earnings from continuing operations for the quarter also declined 2.8 percent to $2,000,384 compared to $2,058,823 last year. Diluted earnings per share from continuing operations were $0.39 per share compared to $0.42 per share last year. Year-to-date revenue from continuing operations was $109,147,808 versus $111,298,919 in the prior year, and year-to-date earnings from continuing operations grew 17.5% to $2,958,377 from $2,518,853 in the prior year.

Same store sales from continuing operations were down 1.7 percent in the second quarter fiscal 2013 while overall sales decreased 2.8 percent as a result of last fiscal year’s closures of underperforming Big Boy restaurants offset in part by new restaurant openings. Gross profit from continuing operations increased 2.7 percent in the quarter versus the prior year, resulting from lower food and payroll costs as a percentage of revenues combined with menu price increases.

At the Corporate level, administrative and advertising expense decreased 2.6 percent in second quarter fiscal 2013 primarily as a result of lower head count resulting from cost cutting measures implemented in fiscal 2013. The effective tax rate increased to 34.7 percent in the quarter compared to 23.4 percent in last year’s second quarter due to changes in tax credits and the placement of a valuation allowance on certain deferred state taxes.

As previously reported, the Company disposed of its Golden Corral restaurant operations in May 2012, which consisted of the assets of 29 restaurants. In addition, the Company had previously closed six under-performing Golden Corral restaurants in August 2011, which resulted in a non-cash pretax asset impairment charge of $4,000,000 that was recorded in the first quarter fiscal 2012. The results of operations of Golden Corral, along with the above described first quarter fiscal 2012 impairment charge, are presented as discontinued operations in the consolidated financial statements in the prior year’s results.

As previously reported, on July 25, 2012, the Board of Directors declared a special one-time cash dividend of $9.50 per share which was paid on September 14, 2012 to shareholders of record on August 31, 2012. The total for the special dividend amounted to $47,963,000 and accounts for significant changes in cash balances and shareholders’ equity in the quarter compared to fiscal 2012 year end.

Craig F. Maier, President and Chief Executive Officer, said, “Our second quarter showed mixed results as lower customer counts adversely affected same store sales while our food and payroll costs, as a percentage of sales, declined from the prior year resulting in gross profit margin improving to 12.3 percent in the quarter versus 11.7 percent in the prior year. In addition, we have reduced our costs and personnel in the corporate headquarters to better match our overhead structure with our business after the sale of Golden Corral.”

*************************

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company opened one new Big Boy restaurant in August in our first quarter with plans to open another restaurant in the spring of 2013. Frisch’s currently operates 94 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

[See attached Financial Statements]

###

Frisch's Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(unaudited) (In thousands, except per share data)

	Twenty-eight weeks ended		Twelve weeks ended
	Dec. 11,	Dec. 13,	Dec. 11,	Dec. 13,
	2012	2011	2012	2011
Sales	$109,148	$111,299	$48,523	$49,938
Cost of sales
Food and paper	36,435	37,610	16,159	16,772
Payroll and related	38,086	39,237	16,634	17,334
Other operating costs	22,859	23,470	9,738	9,995
	97,380	100,317	42,531	44,101

Gross profit	11,768	10,982	5,992	5,837

Administrative and advertising	7,414	7,582	3,021	3,102
Franchise fees and other revenue	(751)	(694)	(322)	(304)
Loss on sale of assets	14	-	2	-
Impairment of long lived assets	70	-	-	-

Operating profit	5,021	4,094	3,291	3,039
Interest expense	550	808	229	351

Earnings from continuing operations before income taxes	4,471	3,286	3,062	2,688

Income taxes	1,512	767	1,062	629

Earnings from continuing operations	2,959	2,519	2,000	2,059

(Loss) Earnings from discontinued operations, net of tax	(158)	(2,005)	-	729

NET EARNINGS	$2,801	$514	$2,000	$2,788

Earnings per share (EPS) of common stock:

Basic net earnings per share:
Earnings from continuing operations	$0.59	$0.51	$0.40	$0.42
(Loss) Earnings from discontinued operations	$(0.03)	$(0.41)	$-	$0.15
Basic net earnings per share	$0.56	$0.10	$0.40	$0.57

Diluted net earnings per share:
Earnings from continuing operations	$0.59	$0.51	$0.39	$0.42
(Loss) Earnings from discontinued operations	$(0.03)	$(0.41)	$-	$0.14
Diluted net earnings per share	$0.56	$0.10	$0.39	$0.56

Diluted average shares outstanding	5,028	4,939	5,070	4,937

Depreciation included above	$5,534	$5,473	$2,422	$2,361

Opening expense included above	$277	$398	$73	$115

Frisch's Restaurants, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEET
(In thousands of dollars)

	December 11,	May 29,
	2012	2012
	(unaudited)
Assets
Current assets
Cash and equivalents	$3,747	$49,455
Receivables	1,565	1,683
Inventories	6,010	5,590
Other current assets	2,211	3,010
Current assets of discontinued operations	115	190
	13,648	59,928

Property and equipment	102,509	102,139

Other assets
Goodwill & other intangible assets	776	777
Property held for sale and land investments	8,968	11,484
Deferred income taxes and other	6,043	5,641
	15,787	17,902

	$131,944	$179,969

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$7,975	$6,293
Accrued expenses	7,966	7,342
Other	6,403	7,857
Current liabilities of discontinued operations	186	683
	22,530	22,175

Long-term obligations
Long-term debt	11,434	14,446
Other long-term obligations	21,843	21,623
	33,277	36,069

Shareholders' equity	76,137	121,725

	$131,944	$179,969